Exhibit 99.3

Transaction Summary

1	Bristol Bank (“Bristol”) has agreed to be acquired by Bancshares of Florida, Inc. (“Bancshares”) pursuant to an Agreement and Plan of Merger dated March 7, 2006 (the “Agreement”).

2	Total value of the transaction is $20.9 Million.

3	70% of the consideration to be paid in Bancshares’ common stock and 30% to be paid in cash (including dissenters’ rights.)

4	Bristol’s common stock is not publicly traded. The last sale of Bristol common stock known to management was in June 2005 at $10.00 per share.

5	Structure: Tax-free reorganization as to the shares exchanged. Shareholders who receive cash will experience a taxable event.

6	Expected Closing: Early third quarter of 2006.

7	The latest date the transaction may be consummated: December 31, 2006.

8

Termination Right: Bristol can terminate the Agreement in the event Bristol receives a bona fide written offer with respect to any tender or exchange or any a merger, consolidation, or acquisition of all of the stock or assets of Bristol, or other business combination involving Bristol, or any transaction to acquire in any manner, a 10% or greater equity interest in, or more than 10% of the assets of Bristol and the Board of Directors of Bristol determines in good faith, after consultation with its financial advisors and counsel, that such transaction is more favorable to Bristol’s shareholders than the transaction contemplated by the Agreement.

9	Bancshares can terminate the Agreement if the number of shares for which Bristol shareholders elect dissenters’ rights is 30% or greater of the total number of outstanding shares.

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Termination Fee: In the event of a termination of the Agreement, other than by mutual consent, or because of a party’s failure to meet all of its conditions of closing by November 30, 2006, the non-breaching party will be entitled to a termination fee $250,000. In the event Bristol receives requests for dissenters’ rights in excess of 30%, Bristol shall not be required to pay a termination fee.

In the event Bristol terminates the Agreement in order to accept an offer which Bristol’s directors determine is more favorable to Bristol’s shareholders, then Bristol must pay Bancshares $1 million.

11	Miscellaneous: Due diligence completed by Bancshares and Bristol. The transaction is subject to approval by Bristol’s shareholders and to customary regulatory approvals.

The foregoing may be deemed to be offering materials of Bancshares in connection with Bancshares’ proposed acquisition of Bristol Bank, on the terms and subject to the conditions in the Agreement and Plan of Merger dated March 7, 2006 between Bancshares and Bristol Bank.

Bancshares and Bristol shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about Bancshares, Bristol Bank, the merger, the solicitation of proxies in the merger and related matters.